Exhibit 10.9

AGREEMENT FOR TRANSFER OF MEMBERSHIP INTEREST

(ALGONQUIN COMMONS SHOPPING CENTER)

THIS AGREEMENT FOR TRANSFER OF MEMBERSHIP INTEREST (this “Agreement”) is made as of July 1, 2010 by and among Inland Real Estate Corporation, a Maryland corporation with an address of 2901 Butterfield Road, Oak Brook, IL 60523 (“IREC”) and New York State Teachers’ Retirement System, a public pension fund created and existing pursuant to Article 11 of the Education Law of the State of New York and having the powers and privileges of a corporation pursuant to Section 502 thereof, with an address of 10 Corporate Woods Drive, Albany, New York 12211-2395 (“NYSTRS”).

RECITALS:

A.            IREC and NYSTRS are the sole members of IN Retail Fund, L.L.C., a Delaware limited liability company (“Transferor”), and in connection therewith have entered into that certain Operating Agreement of Transferor dated October 8, 2004 (the “Transferor Operating Agreement”).

B.            Transferor is the sole member of IN Retail Fund Algonquin Commons, L.L.C. (“Property Owner”) and in connection therewith has entered into that certain Operating Agreement of Property Owner dated November 10, 2005 (the “Property Owner Operating Agreement”).

C.            Property Owner owns that certain property commonly known as Algonquin Commons Shopping Center (the “Property”) in Algonquin, Illinois.

D.            IREC and NYSTRS desire that (i) Transferor transfer all of the membership interests of Property Owner to IREC or its designee, and (ii) IREC or its designee accept all of the membership interests of Property Owner, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as set forth below:

ARTICLE 1. DEFINITIONS

1.1        Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)           Agreement: As defined in the Preamble.

(b)           Article: As defined in Section 3.2.1.

(c)           Assignment and Assumption Agreement: As defined in Section 5.2.1.

(d)           Closing: As defined in Section 5.1.

(e)           Closing Date: As defined in Section 5.1.

(f)            Executive Committee Consent: As defined in Section 2.2.

(g)           Designee: An entity designated by IREC to accept the Interests, as designated in a written notice given to NYSTRS, and which is a newly formed limited liability company that is wholly owned and controlled by IREC and otherwise is in compliance with the provisions of the Notice to Lender, at least five (5) days prior to the Closing Date.

(h)           Inland Executive Committee Members: As defined in the Transferor Operating Agreement.

(i)            Interests: As defined in Section 2.1.

(j)            IREC: As defined in the Preamble.

(k)           Lender: At any time, the then current holder of the Mortgage Loans.

(l)            Mortgage Agreements: Collectively, the (i) Open-End Mortgage, Assignment of Leases and Rents Security Agreement and Fixture Filing Statement, initially made by the Original Phase I Borrower for the benefit of TIAA, dated October 29, 2004, securing the Phase I Mortgage Loan, as amended by that certain Amendment to Mortgage dated December 16, 2004 by and between the Original Phase I Borrower and TIAA, as amended, modified and assigned, (ii) Second Mortgage, Assignments of Leases and Rents, Security Agreement and Fixture Filing Statement, initially made by the Original Phase I Borrower for the benefit of TIAA, dated December   , 2004, securing the Phase II Mortgage Loan, as amended, modified and assigned, (iii) Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement, initially made by the Original Phase II Borrower for the benefit of TIAA, dated December   , 2004, securing the Phase II Mortgage Loan, as amended, modified and assigned, and (iv) Second Mortgage, Assignments of Leases and Rents, Security Agreement and Fixture Filing Statement, initially made by the Original Phase II Borrower for the benefit of TIAA, dated December   , 2004, securing the Phase I Mortgage Loan, as amended, modified and assigned.

(m)          Mortgage Guaranties: Collectively, each as amended, modified and assigned, the (i) Non Recourse Carve-Out Guaranty (securing the Phase I Mortgage Loan) initially made by Transferor to TIAA, dated as of February 15, 2006, (ii) Environmental Indemnity (securing the Phase I Mortgage Loan) initially made by Transferor to TIAA, dated as of February

15, 2006, (iii) Guaranty of Phase I Loan Obligations, initially made by the Original Phase II Borrower to TIAA dated as of December, 2004, (iv) Non Recourse Carve-Out Guaranty (securing the Phase II Mortgage Loan) initially made by Transferor to TIAA, dated as of February 15, 2006, (v) Environmental Indemnity (securing the Phase II Mortgage Loan) initially made by Transferor to TIAA, dated as of February 15, 2006, (vi) Guaranty of Phase II Loan Obligations, initially made by the Original Phase I Borrower to TIAA, dated as of December, 2004, (vii) Guaranty of Payment (securing the Phase II Mortgage Loan) made by Transferor to TIAA, dated as of February 15, 2006 (viii) Guaranty of Completion (securing the Phase II Mortgage Loan) initially made by Transferor to TIAA, dated as of February 15, 2006.

(n)           Mortgage Loans: The Phase I Mortgage Loan together with the Phase II Mortgage Loan.

(o)           Notice: As defined in Section 9.12.

(p)           Notice to Lender: means that certain written notice from Property Owner to Lender, dated May 27, 2010, pursuant to which Property Owner has provided notice to Lender of the Transfer as required by Section 12.2(a)(i) of each of the Mortgage Agreements, a copy of which is attached hereto as Exhibit 1.1(p).

(q)           NYSTRS: As defined in the Preamble.

(r)            NYSTRS Executive Committee Members: As defined in the Transferor Operating Agreement.

(s)            Original Phase I Borrower: Collectively, Algonquin Phase I Associates LLC and Algonquin Commons, LLC, each an Illinois limited liability company.

(t)            Original Phase II Borrower: Collectively, (i) Algonquin Phase II Associates LLC, an Illinois limited liability company, (ii) Algonquin Commons, LLC, an Illinois limited liability company, (iii) JRA Anderson Office Park, LLC, an Ohio limited liability company, (iv) JRA Beechmont Twins, LLC, an Ohio limited liability company, (v) JRA Family Limited Liability Company, an Ohio limited liability company, (vi) MFF Associates, LLC, an Ohio limited liability company, and (vii) TGH Associates, LLC, an Ohio limited liability company.

(u)           Phase I Mortgage Loan: The mortgage loan initially made by TIAA, in the original principal amount of Seventy-Seven Million Three Hundred Thousand Dollars ($77,300,000), evidenced by that certain promissory note dated October 29, 2004 made by the Original Phase I Borrower to TIAA, and secured by a first mortgage lien on that certain property commonly known as “Phase I of Algonquin Commons” and by a second mortgage lien on that certain property commonly known as “Phase II of Algonquin Commons”, as the same may be modified, amended or assigned from time to time.

(v)           Phase II Mortgage Loan: The mortgage loan initially made by TIAA, in the original principal amount of Twenty-One Million Dollars ($21,000,000), evidenced by that certain promissory note dated December   , 2004 made by the Original Phase II Borrower to TIAA, and secured by a first mortgage lien on that certain property commonly known as “Phase

II of Algonquin Commons” and by a second mortgage lien on that certain property commonly known as “Phase I of Algonquin Commons”, as the same may be modified, amended or assigned from time to time.

(w)          Property: As defined in Section C of the Recitals.

(x)           Property Owner: As defined in Section B of the Recitals.

(y)           Property Owner Operating Agreement: As defined in Section B of the Recitals.

(z)           Replacement Guarantor: As defined in Section 6.1.

(aa)         TIAA: Teachers Insurance and Annuity Association of America.

(bb)         Transfer: As defined in Section 2.1.

(cc)         Transferee: IREC or, if IREC has designated a Designee in accordance with this Agreement, then the Designee. If Transferee is the Designee, then each obligation of Transferee shall mean and be interpreted to mean that it is an obligation of IREC to cause the Designee to perform such obligation and any failure by the Designee to perform such obligation shall be a default by IREC hereunder.

(dd)         Transferor: As defined in the Preamble.

(ee)         Transferor Mortgage Guaranties: As defined in Section 6.1.

(ff)          Transferor Operating Agreement: As defined in Section A of the Recitals.

ARTICLE 2. TRANSFER

2.1        Agreement to Transfer. Subject to, and in accordance with, all of the terms and conditions of this Agreement, IREC, Transferee and NYSTRS shall take all reasonable steps to cause the Transferor to transfer to Transferee, and Transferee shall accept from Transferor (the “Transfer”), all of Transferor’s membership interests in the Property Owner (the “Interests”).

2.2        Executive Committee Consent to Transfer. Simultaneously with the execution of this Agreement, (i) IREC shall cause the Inland Executive Committee Members to execute and deliver to NYSTRS a Consent of Executive Committee in the form attached as Exhibit 2.2 hereto (the “Executive Committee Consent”), (ii) NYSTRS shall cause the NYSTRS Executive Committee Members to execute and deliver to IREC the Executive Committee Consent.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of IREC. As of the date of this Agreement, IREC represents and warrants to NYSTRS as follows:

3.1.1       Legal Existence. IREC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business in the State of Illinois.

3.1.2       Authority. IREC has the full and legal right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants and obligations to be performed by it hereunder and to execute and deliver and to perform its obligations under any and all documents required to be executed and delivered by it pursuant to this Agreement, and this Agreement and each such document constitutes the legal, valid and binding obligation of IREC enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and each such document: (A) does not and will not violate the organizational documents of IREC; and (B) does not and will not violate any foreign, federal, state, local or other law applicable to IREC or require IREC to obtain the approval, consent or waiver of or make any filings with, any person or authority (governmental or otherwise) that has not been obtained or made or which does not remain in effect.

3.1.3       Title to Interests. IREC is a member of Transferor as contemplated by and described in the Transferor Operating Agreement, has not transferred any of its membership interests in Transferor and owns its membership interests free and clear of any claim, lien, pledge, voting agreement, option, charge, security interest, right of assignment, purchase right or other encumbrance of any nature whatsoever except as set forth in the Transferor Operating Agreement.

3.1.4       Property Owner. IREC has not caused, or agreed to cause, Transferor to pledge, assign or otherwise transfer the Interests or any part thereof other than as contemplated by this Agreement.

3.1.5       Brokers or Finders. IREC has not on behalf of itself, or on behalf of Transferor or Property Owner, had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with the Transfer.

3.1.6       Property Expenditures. During the three month period immediately preceding the date hereof, except in accordance with prior practices, (i) Transferor has not made any capital contributions to the Property Owner, (ii) Transferor has not made use of, paid, contributed or pledged any monies, funds or assets of any kind of Transferor on behalf of Property Owner or in connection with any obligation of Property Owner concerning the Property (including, without limitation, in connection with the Mortgage Loans), and (iii) Property Owner (and Transferor on behalf of Property Owner) has not prepaid any costs, expenses, or capital expenditures (including making any prepayments of principal or interest under the Mortgage Loans).

3.2        Representations and Warranties of NYSTRS. As of the date of this Agreement, NYSTRS represents and warrants to IREC:

3.2.1       Legal Existence. NYSTRS is a public employee retirement system created and existing pursuant to Article 11 of the Education Law of the State of New York (the “Article”) and having the power and privileges of a corporation pursuant to Section 502 thereof.

3.2.2       Authority. NYSTRS has full and legal right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants and obligations to be performed by it hereunder, and to execute and deliver and to perform its obligations under any and all documents required to be executed and delivered by it pursuant to this Agreement, and this Agreement and each such document constitutes the legal, valid and binding obligation of NYSTRS enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and each such document: (A) does not and will not violate the Article, and (B) does not and will not violate any foreign, federal, state, local or other law applicable to NYSTRS or require NYSTRS to obtain the approval, consent or waiver of or make any filings with, any person or authority (governmental or otherwise) that has not been obtained or made or which does not remain in effect.

3.2.3       Title to Interests. NYSTRS is a member of Transferor as contemplated by and described in the Transferor Operating Agreement, has not transferred any of its membership interests in Transferor and owns its membership interests free and clear of any claim, lien, pledge, voting agreement, option, charge, security interest, right of assignment, purchase right or other encumbrance of any nature whatsoever except as set forth in the Transferor Operating Agreement.

3.2.4       Property Owner. NYSTRS has not caused, or agreed to cause, Transferor to pledge, assign or otherwise transfer the Interests or any part thereof other than as contemplated by this Agreement.

3.2.5       Brokers or Finders. NYSTRS has not on behalf of itself, or on behalf of Transferor or Property Owner, had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with the Transfer.

3.3        Interests Transferred “As Is”. IREC and NYSTRS each acknowledges and agrees that it is entering into this Agreement willingly and that the fair market value of the Interests may be more or less than the total consideration provided in this Agreement (including the value of the undertakings set forth in this Agreement and any other non-economic consideration). Other than as expressly set forth in this Agreement, no party hereto makes any warranty, guaranty or representation, oral or written, express or implied or arising by operation of law, past, present or future. Without limiting the foregoing, no warranty of condition, habitability, merchantability, suitability or fitness for a particular purpose or otherwise is or shall be made by either party, and no warranty, guaranty or representation is or shall be made by either party as to, or concerning (i) the nature and condition of the Property, including, without limitation, the water, soil and geology or any other matter affecting the stability or integrity of the Property, and the suitability thereof for any activities and uses to and the existence of any Hazardous Materials (as defined in the Mortgage Agreements) thereon, (ii) the compliance of the Property with any law, rule, regulation or ordinance to which the Property is or may be subject, (iii) the condition of title to the Property or the nature and extent of any right of way, lease, license, reservation or contract, (iv) the profitability or losses or expenses of the Property Owner or otherwise relating to the Property and the businesses conducted in connection therewith, (v) the value of the Property or the Interests, (vi) the existence, quality, nature or adequacy of any utility servicing the Property, (vii) the physical condition of the Property, (viii) the organization, existence, good standing or qualification to do business in any jurisdiction of Transferor or Property Owner, (ix) the tax status, tax filings, tax payments or any other tax obligations or liabilities of Property Owner, (x) the legal right, power or authority of Transferor or Property Owner to enter into the transactions contemplated by this Agreement or with respect to any other matter, (xi) the financial condition of, or any other matter related to, the assets, liabilities, or operations of Property Owner, (xii) Transferor’s title to the Interests, and (xiii) the legal or tax consequences of this Agreement or the transactions contemplated hereby. Except as otherwise provided in this Agreement, neither party hereto shall be liable to the other party with respect to any documents, studies, surveys, information or materials with respect to the Property or the Property Owner. IREC and NYSTRS each acknowledges that it has had a full and complete opportunity to conduct such investigations, examinations, inspections and analysis of the Property and the Property Owner as it may have deemed necessary or desirable in connection with the Transfer, in its sole and absolute discretion.

3.4          Repetition of Representations and Warranties. Each of the representations, warranties and acknowledgements made by IREC contained in Sections 3.1 and 3.3 shall be deemed repeated as of the Closing as if made on the Closing Date except to the extent otherwise truthfully provided in a written certificate signed by IREC and delivered to NYSTRS at Closing. Each of the representations, warranties and acknowledgements made by NYSTRS contained in Sections 3.2 and 3.3 shall be deemed repeated as of the Closing as if made on the Closing Date except to the extent otherwise truthfully provided in a written certificate signed by NYSTRS and delivered to IREC at Closing.

3.5          This Article 3 shall survive Closing.

ARTICLE 4. CONDITIONS PRECEDENT TO CLOSING, CONTRIBUTIONS

4.1          IREC’s Conditions. In addition to any other conditions precedent in favor of IREC as may be set forth elsewhere in this Agreement, IREC’s obligations under this Agreement are expressly subject to the timely fulfillment of the following conditions as of the Closing Date:

(a)           NYSTRS has performed and complied with in all material respects all of the terms of this Agreement to be performed and complied with by NYSTRS prior to or at the Closing as and when required hereunder;

(b)           Simultaneous with the Closing, Transferor shall transfer the Interests in the Property Owner to Transferee as contemplated hereby; and

(c)           All of the representations and warranties of NYSTRS set forth in this Agreement shall be true, accurate and complete in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date.

Each of the foregoing conditions may be waived in whole or in part by IREC in its sole and absolute discretion only by written notice of such waiver from IREC to NYSTRS.

4.2        NYSTRS’ Conditions. In addition to any other conditions precedent in favor of NYSTRS as may be set forth elsewhere in this Agreement, NYSTRS’ obligations under this Agreement are expressly subject to the timely fulfillment of the following conditions as of the Closing Date:

(a)           IREC and Transferee have performed and complied with in all material respects all of the terms of this Agreement to be performed and complied with by IREC and Transferee prior to or at the Closing as and when required hereunder;

(b)           Simultaneous with the Closing, Transferee shall accept the transfer of the Interests in the Property Owner to Transferee as contemplated hereby; and

(c)           All of the representations and warranties of IREC set forth in this Agreement shall be true, accurate and complete in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date. Additionally, and not in lieu of the foregoing, all of the representations and warranties of the Designee (if IREC is not Transferee) given at Closing as contemplated by Section 5.2.1 below shall be true, accurate and complete in all material respects as of the Closing Date.

Each of the foregoing conditions may be waived in whole or in part only by written notice of such waiver from NYSTRS to IREC.

4.3        Mutual Conditions to Closing. In addition to any other conditions precedent in favor of NYSTRS or IREC as may be set forth elsewhere in this Agreement, NYSTRS’ and IREC’s obligations under this Agreement are expressly subject to all of the following statements being true and correct in all material respects as of the Closing Date.

(i)            Transferor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in the State of Illinois;

(ii)           Upon the execution and delivery of the Executive Committee Consent by IREC and NYSTRS as contemplated by this Agreement, Transferor has the full and legal right, power and authority and is duly authorized to perform each of the actions contemplated to be taken by it hereunder and to execute and deliver each document to be executed and delivered by it as contemplated by this Agreement, and each such document, upon such execution and delivery, shall constitute the legal, valid and binding obligation of Transferor enforceable in accordance with its terms. The execution, delivery and performance of each such document, upon the execution and delivery of the Executive Committee Consent by IREC and NYSTRS as contemplated by this Agreement: (A) does not and will not violate the organizational documents of Transferor; and (B) does not and will not violate any foreign, federal, state, local or other law applicable to Transferor or require Transferor to obtain the approval, consent or waiver of or make any filings with, any person or authority (governmental or otherwise) that has not been obtained or made or which does not remain in effect; and

(iii)          Transferor is the sole member of the Property Owner, and has not transferred any of its membership interests in Property Owner and owns its membership interests free and clear of any claim, lien, pledge, voting agreement, option, charge, security interest, right of assignment, purchase right or other encumbrance of any nature whatsoever other than as contemplated by this Agreement.

Each of the foregoing conditions may be waived by IREC or NYSTRS, for itself only (and not for the other party), in whole or in part upon prior written consent of such party.

4.4          Contributions. Notwithstanding anything to the contrary contained in the Transferor Operating Agreement or any of the governing documents of Property Owner, between the date of this Agreement and Closing, IREC shall not permit Transferor or Property Owner, without the prior written consent of NYSTRS, to incur or pay any capital expenses, or to enter into any agreement to incur or pay capital expenses, including any agreements, such as leases, which Transferor or Property Owner would otherwise have authority to enter into without the prior consent of NYSTRS. Notwithstanding anything to the contrary contained in the Transferor Operating Agreement, between the date of this Agreement and Closing, IREC shall not permit Transferor to make any calls for additional capital contributions by its members on account of either the Property, Property Owner (including, without limitation, in connection with the Mortgage Loans), or any obligation of Transferor in connection with the Property or Property Owner (including, without limitation, the Mortgage Loans). Between the date of this Agreement and Closing, neither NYSTRS nor IREC shall cause or permit (i) Transferor to make any contribution to Property Owner, or (ii) Transferor to make use of, pay, contribute, or pledge any monies, funds, or assets of any kind of Transferor on behalf of Property Owner or in connection with any obligation of Property Owner concerning the Property (including, without limitation, in connection with the Mortgage Loans).

4.5          Casualty and Condemnation. If, prior to Closing, the Property or any portion thereof is damaged by fire or other casualty or is taken or is the subject of a notice of taking by eminent domain, then the Closing shall proceed without regard to such damage, taking or notice of taking, as the case may be. In such event Transferee shall be entitled to (i) all insurance proceeds in respect of such fire or other casualty, less (A) proceeds of business interruption insurance for lost rentals prior to Closing, which shall belong to Transferor and (B) costs and expenses paid by Property Owner prior to Closing relating to such fire or other casualty, and (ii) all condemnation awards in respect of such taking, less (A) the portion, if any, of such awards which is compensation for lost rentals for the period prior to Closing, which shall belong to Transferor and (B) costs and expenses paid by Property Owner prior to Closing relating to such taking. This provision constitutes a specific agreement of the parties with the intention of superseding the provisions of any applicable law relating to casualty or condemnation that may be superseded by agreement of the parties.

4.6          Covenant to Use Reasonable Efforts. IREC and NYSTRS each hereby covenants that it shall use reasonable efforts to cause all conditions to the parties’ obligation to proceed to Closing which are set forth in this Agreement to be satisfied, and each agrees that a failure to do so shall constitute a default by such party hereunder.

ARTICLE 5. CLOSING

5.1          Closing. The consummation of the transaction contemplated in this Agreement (the “Closing”) shall occur on July 1, 2010 (the “Closing Date”). The Closing shall be conducted through escrow or other arrangements reasonably satisfactory to NYSTRS and IREC.

5.2       Closing Documents and Actions.

5.2.1       At the Closing, IREC and NYSTRS shall take all reasonable actions reasonably within their control to cause Transferor to execute and deliver to Transferee, and IREC shall execute and deliver or cause Transferee to execute and deliver to Transferor the Assignment and Assumption Agreement in the form attached hereto as Exhibit 5.2.1 and incorporated herein by reference (the “Assignment and Assumption Agreement”), duly executed by Transferor and Transferee, as applicable. If the Transferee is the Designee, then IREC shall cause Designee to execute and deliver at Closing a written instrument, duly executed by Designee, in form and substance reasonably acceptable to NYSTRS, in which the Designee makes to Transferor and NYSTRS, as of the Closing, representations and warranties substantially similar to those made by IREC in Sections 3.1.1, 3.1.2, and 3.1.5.

5.2.2       NYSTRS shall deliver to IREC:

(a)             On or before July 2, 2010, the sum of Eleven Million Eight Hundred Thousand and No/100ths Dollars ($11,800,000.00);

(b)             at Closing, a release and indemnity agreement in the form attached hereto as Exhibit 5.2.2(b) and incorporated herein by reference, duly executed by NYSTRS (the “Release and Indemnity”); and

(c)             at Closing, to the extent it has not already done so, the Executive Committee Consent, duly executed by the NYSTRS Executive Committee Members.

5.2.3       At the Closing IREC shall deliver to NYSTRS:

(a)             The Release and Indemnity, duly executed by IREC; and

(b)             to the extent it has not already done so, the Executive Committee Consent, duly executed by the Inland Executive Committee Members.

5.2.4       At the Closing, IREC and NYSTRS shall each execute and deliver, or cause to be executed or delivered, such other instruments and take such other actions as reasonably requested by the other party, provided such instruments are in form and substance reasonably acceptable to the party being requested to execute and deposit, or cause to be executed and deposited, such instruments and further provided such actions are reasonably necessary and appropriate to close and consummate the transfer of the Interests in accordance with the terms of this Agreement. If Designee is Transferee (as opposed to IREC), then IREC shall cause the Designee to execute and deliver such other instruments and take such other actions as reasonably requested by NYSTRS, provided such instruments are in form and substance reasonably acceptable to IREC and further provided such actions are reasonably necessary and appropriate to close and consummate the transfer of the Interests in accordance with the terms of this Agreement.

5.3          Costs. NYSTRS and IREC shall each bear all of its own costs and expenses in negotiating this Agreement and in closing the transactions contemplated hereby. The parties shall share equally the costs of the escrow arrangement, if any. IREC shall pay all transfer taxes, if any, and all premiums and other fees in connection with a title policy, if any, and all amounts due to the Lender (including, without limitation, attorneys fees), in connection with the transaction contemplated by this Agreement.

5.4        Prorations. The parties agree that there shall be no proration of income and expense in connection with the closing of the transaction contemplated by this Agreement.

5.5        This Article 5 shall survive Closing.

ARTICLE 6. RELEASE FROM GUARANTIES

6.1        Replacement of Transferor. As soon as practicable following Closing, IREC shall use commercially reasonable efforts to cause the Lender to release Transferor under all of the Mortgage Guaranties to which Transferor is a party or under which it otherwise has liability (the “Transferor Mortgage Guaranties”); provided, however, the refusal or failure of the Lender to release Transferor under the Transferor Mortgage Guaranties shall not constitute a breach or default under this Agreement, except to the extent such refusal or failure to so release Transferor is the result of IREC’s failure to make commercially reasonable efforts as required by this Section 6.1. IREC shall be deemed to have used commercially reasonable efforts as required hereunder if it shall both (i) offer IREC to Lender to become a replacement guarantor (a “Replacement Guarantor”) under the Transferor Mortgage Guaranties and (ii) take all actions, and provide all information, which Lender may reasonably require to effectuate IREC so becoming a Replacement Guarantor. For the avoidance of doubt, IREC shall not be required to provide any third party as a Replacement Guarantor, pledge any assets of IREC or provide additional security with respect to the replacement, or pay any amounts to the Lender in consideration for such replacement (other than the reasonable attorneys’ fees and costs, and administrative and processing fees incurred by Lender in connection with the consideration of such replacement) as a condition to the acceptance by the Lender of IREC as a Replacement Guarantor.

6.2          This Article 6 shall survive Closing.

ARTICLE 7. NO ADMISSION; POST CLOSING PROPERTY RIGHTS

7.1        No Admission and Complete Compromise. Nothing in this Agreement shall be construed as an admission of fault or liability by any party. The parties execute and agree to this Agreement, acknowledging its receipt and sufficiency as a complete compromise of matters involving issues of fact and law between them and fully assume the risk of any mistake of fact or law.

7.2        Rights of IREC and the Transferee Post Closing. After the Closing, IREC and the Transferee, as applicable, shall be entitled to exercise all right and authority to operate, manage, conduct and control the affairs of the Property Owner and the Property. Without limiting the generality of the foregoing, IREC and the Transferee shall be free to sell, develop, lease, borrow, mortgage, finance and refinance the Property, seek and accept new guarantors of the Mortgage Loans and other indebtedness of the Property Owner, settle, permit foreclosure of, grant deeds in lieu of foreclosure or similar dispositions of the Property, make an assignment for benefit of creditors, file or have filed against the Property Owner a petition in bankruptcy or for reorganization or other insolvency related proceeding under any bankruptcy or insolvency law providing for such relief with respect to the Property Owner or the Property, and, in all events, to take or refrain from taking any of the foregoing actions, and any and all other actions with respect to the Property Owner or the Property in any manner IREC and the Transferee determine appropriate. Simultaneously with and after the Closing, IREC or the Transferee may admit new members of the Property Owner, accept new capital contributions, refinance, replace, modify and restructure the Mortgage Loans, and make reimbursement at its sole cost and expense to guarantors of the Mortgage Loans as IREC or the Transferee determines appropriate. From and after the Closing Date IREC, the Transferee, any Replacement Guarantor, and the Property Owner do not have and shall not be deemed to have any fiduciary or other duty or obligation to NYSTRS or the Transferor relating in any way to the Property Owner, the Property or the Mortgage Loans, including, without limitation the exercise by IREC, the Transferee, a Replacement Guarantor or the Property Owner of their rights under this Agreement or the Mortgage Loans.

7.3        This Article 7 shall survive Closing.

ARTICLE 8. REMEDIES

8.1        Remedies.

8.1.1       If the Closing does not occur as the result of a default under this Agreement on the part of either party hereto, then the other party shall be entitled to all remedies available at law or equity, including, without limitation, specific performance.

ARTICLE 9. GENERAL PROVISIONS

9.1        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument. Signatures provided by facsimile or electronically (“pdf”) shall be valid and binding.

9.2        Survival. The terms and provisions of this Agreement shall not survive the Closing other than those terms and provisions which by their express terms survive Closing.

9.3        Entire Agreement. This Agreement contains the entire integrated agreement between the parties respecting the subject matter of this Agreement and supersedes all prior and contemporaneous understandings and agreements, whether oral or in writing, between the parties respecting the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement which are not fully expressed in this Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to those terms and they may not be contradicted by evidence of any prior agreement or any contemporaneous agreement.

9.4        Legal Advice; Neutral Interpretation; Headings; Dollar Amounts. Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any party based upon any attribution to such party as the source of the language in question. Headings used in this Agreement are for convenience of reference only and shall not be used in construing this Agreement. All references to dollar amounts or otherwise to the amount of funds in this Agreement are in U.S. dollars.

9.5        Choice of Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Illinois, without regard to the principles of conflicts of law. The parties hereto consent to the personal jurisdiction of the Federal and the State Courts of the State of Illinois and agree that service of process may be made upon any party by certified mail, return receipt requested, to the respective addresses set forth in Section 9.12 below, or any other manner permitted by law. Each party agrees not to assert in any action brought in any such court that such action is brought in an inconvenient forum, or otherwise make any objection to venue or jurisdiction.

9.6        Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, to any extent shall be held by a court of competent jurisdiction to be invalid, void or unenforceable, then unless such term, covenant, condition or provision or the application thereof is integral to the transactions contemplated by this Agreement as determined by such court, then the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and in no way shall be affected, impaired or invalidated thereby.

9.7        Waiver of Covenants, Conditions or Remedies. The waiver by one party of the performance of any covenant, condition or promise under this Agreement shall not invalidate this Agreement, nor shall it be considered a waiver by it of any other covenant, condition or promise under this Agreement. The waiver by either or both parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy provided in this Agreement shall not be a waiver of any consistent remedy provided by law, and the provision in this Agreement for any remedy shall not exclude other consistent remedies unless they are expressly excluded.

9.8        Amendment. This Agreement may be amended at any time by the written agreement of the parties hereto. All amendments, changes, revisions and discharges of this Agreement, in whole or in part, and from time to time, shall be binding upon the parties despite any lack of legal consideration, so long as the same shall be in writing and executed by the parties hereto.

9.9        No Third-Party Benefit. This Agreement is intended to benefit only the parties hereto and no other person or entity has or shall acquire any rights hereunder except for those rights or benefits specifically provided for hereunder.

9.10     Assignment; Successors and Assigns. Without the prior written consent of the other party hereto, no party shall, directly or indirectly, assign this Agreement or any of its rights hereunder, and any attempted assignment in violation hereof shall be of no force or effect and shall constitute a default hereunder.

9.11     Attorneys’ Fees. In the event of any litigation or administrative proceeding involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either party under this Agreement, the prevailing party shall be entitled to recover from the other such attorneys’ fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation, whether the investigative, pre-trial, trial or appellate level. The prevailing parties shall be determined by the court or the administrative tribunal based upon an assessment of which party’s major arguments or position prevailed in such litigation or administrative proceeding.

9.12     Manner of Giving Notice. Any notice, demand or other communication (a “Notice”) which any party may desire or may be required to give to any other party shall be in writing, and shall be deemed given on the first (1st) business day after being deposited for next business day delivery with Federal Express or other nationally recognized overnight delivery service which provides evidence of delivery or attempted delivery, or on the third (3rd) business day after being deposited in registered or certified U.S. mail, postage prepaid, return receipt requested, or, if by telecopy, on the business day that such facsimile transmission is received (or if received after the close of business, the next business day) as long as a copy is also sent by Federal Express or other nationally recognized overnight delivery service on the same business day, in each case addressed to a party at its address or telecopy number set forth below, or to such other address or telecopy number as the party to receive such Notice may have designated to all other parties by notice in accordance therewith:

To NYSTRS:	New York State Teachers’ Retirement System
10 Corporate Woods Drive
Albany, NY 12211-2395
Attention: John Virtanen
Telecopy: (518) 447-2766

With copies to:	ING Clarion
101 Arch Street, 17th Floor
Boston, MA 02110
Attention: Mark M. Weld
Telecopy: (617) 482-6555
And:
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Mark A Brody, Esq.
Telecopy: (212) 480-8421

To IREC:	Inland Real Estate Corporation
2901 Butterfield Rd.
Oak Brook, IL 60523
Attention: Mark Zalatoris
Telecopy: (630) 218-7357

With a copy to:	Inland Real Estate Corporation
2901 Butterfield Rd.
Oak Brook, IL 60523
Attention: Beth Sprecher Brooks, General Counsel
Telecopy: (630) 218-7357

To Transferor:	Notices sent by IREC shall be sent care of NYSTRS as aforesaid and Notice from NYSTRS shall be sent care of IREC as aforesaid.

9.13     Mutual Waivers of Jury Trial and Certain Damages. NYSTRS and IREC each hereby expressly, irrevocably, fully and forever releases, waives and relinquishes any and all rights to trial by jury which in any way (directly or indirectly) arises out of, results from or relates to any of the following, in either case whether now existing or hereafter arising and whether based on contract or tort or any other legal basis: (i) this Agreement, any past, present or future act, omission, conduct or activity with respect to this Agreement; (ii) any transaction, event or occurrence contemplated by this Agreement; (iii) the performance of any obligation or the exercise of any right under this Agreement; or (iv) the enforcement of this Agreement. NYSTRS and IREC each understands that trial by jury is a federal and state constitutional right and NYSTRS and IREC each acknowledge that it is their intent to waive such rights herein. NYSTRS and IREC each further acknowledge that the consideration specified in this Agreement includes consideration for NYSTRS’ and IREC’s waivers of trial by jury. In the event that Transferee is Designee, then at Closing IREC shall cause Designee to recognize the waiver as set forth in this Section 9.13 in a manner reasonably satisfactory to NYSTRS.

9.14     Time Periods; Business Days. In the event the time for performance of any obligations under this Agreement expires on a day that is not a business day, the time for performance shall be extended to the next business day. Whenever the term “business day” is used in this Agreement it shall mean any day other than Saturday, Sunday or a holiday on which banks in New York are customarily closed for ordinary business.

9.15     Time of the Essence. Time is of the essence with respect to each of the provisions of this Agreement.

9.16     Execution Parties. No investor, partner, owner, advisor, manager, employee, officer, director or agent of any party to this Agreement shall have any personal liability hereunder or otherwise, and any party claiming any right or interest in this Agreement or pursuant to this Agreement agrees to look solely to the property of the other parties to this Agreement for satisfaction of any obligations.

9.17     This Article 9 shall survive Closing.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

IREC:	INLAND REAL ESTATE CORPORATION, a Maryland corporation

	By:	/s/ Mark Zalatoris
		Name:	Mark Zalatoris
		Title:	President
Chief Executive Officer

NYSTRS:

NEW YORK STATE TEACHERS’ RETIREMENT SYSTEM, a public pension fund created and existing pursuant to Article 11 of the Education Law of the State of New York and having the powers and privileges of a corporation pursuant to Section 502 thereof

	By:	/s/ David C. Gillan
		Name:	David C. Gillan
		Title:	Manager of Real Estate

	By:	/s/ Don Ampanshi, Jr.
		Name:	Don Ampanshi, Jr.
		Title:	Assistant General Counsel

Exhibit 1.1(p)

Notice to Lender

(See attached)

Exhibit 2.2

Form of Consent of Executive Committee

CONSENT OF THE EXECUTIVE COMMITTEE OF IN RETAIL FUND, L.L.C.

Reference is hereby made to that certain Operating Agreement (the “Company Agreement”) of IN Retail Fund, L.L.C, a Delaware limited liability company (the “Company”), dated as of October 8, 2004, by and between Inland Real Estate Corporation (“IREC”) and New York State Teachers’ Retirement System (“NYSTRS”).

Pursuant to Section 8.2(c) of the Company Agreement, the undersigned, constituting all of the members of the Executive Committee (as defined in the Company Agreement) hereby consent to (i) the transfer of all of the Company’s membership interests in Property Owner (as defined in the MTA, which is defined below) as contemplated by that certain Agreement for Transfer of Membership Interest (Algonquin Commons Shopping Center) between IREC and NYSTRS, substantially in the form attached hereto as Exhibit A, as the same may be modified or amended from time to time as agreed to between NYSTRS and IREC (the “MTA”), and (ii) all transactions necessary, advisable or appropriate to carry out such transfer.

Signatures provided by facsimile or electronically (“pdf”) shall be valid and binding.

[Remainder of page intentionally left blank]

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed this Consent as of the      day of                 , 2010.

INLAND EXECUTIVE COMMITTEE MEMBERS

Name:

Name:

NYSTRS EXECUTIVE COMMITTEE MEMBERS

Name:

Name:

Exhibit A (to Consent of Executive Committee)

Membership Transfer Agreement

Exhibit 5.2.1

ALGONQUIN COMMONS SHOPPING CENTER

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST

As of

IN Retail Fund, L.L.C., a Delaware limited liability company (the “Assignor”), with an address of 2901 Butterfield Road, Oak Brook, IL 60523, for good and valuable consideration given by Inland Real Estate Corporation, a Maryland corporation (the “Assignee”), the receipt and sufficiency of which is hereby acknowledged, does hereby transfer and assign to Assignee all of its interest (the “Assigned Interest”) in IN Retail Fund Algonquin Commons, L.L.C., an Illinois limited liability company (the “Company”). Assignee hereby accepts the Assigned Interest and assumes all obligations with respect thereto, whether accruing before, on or after the date hereof, subject to the terms and provisions of the Transfer Agreement (hereinafter defined). The foregoing assignment of the Assigned Interest is made subject and pursuant to that certain Agreement for Transfer of Membership Interest (Algonquin Commons Shopping Center) dated as of                       , 2010 by and among Assignee and New York State Teachers’ Retirement System (the “Transfer Agreement”).

This agreement (the “Assignment”) shall be governed by and construed in accordance with the laws of the State of Illinois. The invalidation or unenforceability in any particular circumstance of any of the provisions of this Assignment shall in no way affect any of the other provisions of this Assignment, which other provisions shall remain in full force and effect.

This Assignment may be executed in any number of original counterparts, and all so executed shall constitute an original of this Assignment, binding on the parties hereto, notwithstanding that each of them is not signatory to the same counterpart. Signatures provided by facsimile or electronically (“pdf”) shall be valid and binding.

This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

This Assignment is given without any representation or warranty whatsoever other than as expressly set forth in the Transfer Agreement.

Executed and effective as of the date first set forth above.

ASSIGNOR:

IN RETAIL FUND, L.L.C., a Delaware limited liability company

By:	IN RETAIL MANAGER, L.L.C., a Delaware limited liability company, Manager

	By:	INLAND REAL ESTATE CORPORATION, a Maryland corporation, Manager

By:
Name:
Title:

ASSIGNEE:

INLAND REAL ESTATE CORPORATION, a Maryland corporation, Manager

By:
Name:
Title:

Exhibit 5.2.2(b)

Form of Release and Indemnity

RELEASE AND INDEMNITY

This Release and Indemnity (the “Agreement”) is made this   day of July 2010 by and among, Inland Real Estate Corporation, a Maryland corporation with an address of 2901 Butterfield Road, Oak Brook, IL 60523 (“IREC”), New York State Teachers’ Retirement System, a public pension fund created and existing pursuant to Article 11 of the Education Law of the State of New York and having the powers and privileges of a corporation pursuant to Section 502 thereof, with an address of 10 Corporate Woods Drive, Albany, New York 12211-2395 (“NYSTRS”), and IN Retail Fund, L.L.C., a Delaware limited liability company (“Transferor”).

WHEREAS, IREC and NYSTRS are the sole members of Transferor, and in connection therewith have entered into that entered into that certain Operating Agreement of Transferor dated October 8, 2004;

WHEREAS, Transferor is the sole member of IN Retail Fund Algonquin Commons, L.L.C. (“Property Owner”) and in connection therewith entered into that certain Operating Agreement of Property Owner dated November 10, 2005;

WHEREAS, Property Owner owns that certain property commonly known as Algonquin Commons Shopping Center (the “Property”) in Algonquin, Illinois;

WHEREAS, IREC and NYSTRS entered into that certain Agreement For Transfer of Membership Interest (Algonquin Commons Shopping Center dated as of                 , 2010 (the “Membership Transfer Agreement”) pursuant to which IREC and NYSTRS agreed to cause Transferor to convey all of Transferor’s membership interests in Property Owner (the “Interests”);

WHEREAS, in connection with, as a condition to, and in consideration for the closing of the conveyance of the Interests in accordance with the Membership Transfer Agreement, IREC and NYSTRS have agreed to release each other, and IREC has agreed to indemnify NYSTRS and Transferor, from certain claims and liabilities in connection with the Property and Property Owner, including, without limitation, all loans and guarantees relating thereto;

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IREC and NYSTRS agree as follows:

1.             Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Membership Transfer Agreement..

2.             Joinder by Transferor. Transferor hereby acknowledges and agrees that the undertakings made by IREC pursuant to this Agreement are good and adequate consideration for the conveyance by Transferor to IREC of the Interests in accordance with the Assignment and Assumption of Membership Interest executed and delivered by Transferor to IREC pursuant to the terms of the Membership Transfer Agreement.

3.             Release by NYSTRS. NYSTRS hereby fully, finally and forever, absolutely, unconditionally and irrevocably releases, waives, relinquishes, forfeits and forgives any and all kinds of debts, claims, complaints, defenses, counter-claims, actions, causes of action, suits, sums of money, accounts, rights, interests, compensation, covenants, controversies, agreements, promises (express or implied), damages (including claims for compensatory damages, punitive damages or any other form of damages), judgments, executions, demands, reckonings, bonds, bills, specialties, trespasses and variances whatsoever, in contract, tort, by statute, in law, in equity or otherwise (the “Claims”, or any of which, a “Claim”) which it may have against IREC, the Transferee, the Transferor, the Property Owner or any Replacement Guarantor, with respect to the Property or the Mortgage Loans or any matters relating to or arising in connection therewith.

4.             Release by IREC. IREC hereby fully, finally and forever, absolutely, unconditionally and irrevocably releases, waives, relinquishes, forfeits and forgives any and all Claims which it may have against NYSTRS or the Transferor, with respect to the Property or the Mortgage Loans or the Property Owner or any matters relating to or arising in connection therewith.

5.             Waiver and Assumption of Risk. IREC and NYSTRS each hereby expressly waives and assumes the risk of any and all Claims against each other which exist as of this date but which they do not know or suspect to exist in their favor, whether through ignorance, oversight, error, negligence or otherwise and which, if known, would materially affect their decision to enter into the Agreement. IREC and NYSTRS further expressly waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law or foreign law, that would otherwise act to limit the effectiveness or scope of the releases set forth in this Agreement. IREC and NYSTRS acknowledge and agree that the foregoing waiver was separately bargained for and a key element of the Agreement of which this release is a part.

6.             Applicability of Releases. The foregoing releases:

(a)   Are made on behalf of and bind, and extend and inure to the benefit of, the parties giving the releases and the parties being released hereby and all of their predecessors, successors, assigns, heirs, personal representatives, agents, attorneys, employees, officers, managers, directors, members, partners, shareholders, trustees, beneficiaries and other affiliates;

(b)   Extend to Claims both known and unknown, absolute or contingent, choate and inchoate, direct or derivative;

(c)   Extend to Claims arising out of or attributable to events or circumstances occurring at any time from the beginning of time to and through the date hereof;

(d)   Do not extend, (i) with respect to the release by NYSTRS, to Indemnified Matters (as defined below), and (ii) with respect to the releases by each of NYSTRS and IREC, to the express covenants, agreements and obligations set forth in the Membership Transfer Agreement.

7.             IREC Indemnity. IREC agrees that it shall indemnify, defend (with counsel reasonably acceptable to NYSTRS) and hold harmless NYSTRS and Transferor from and against all Indemnified Matters, as defined below (the “IREC Indemnity”). Demands for any amounts payable in respect of such obligation to indemnify and hold harmless shall be due upon five (5) days prior written notice to IREC from NYSTRS of the same together with reasonable evidence of IREC’s obligation. For purposes herein, “Indemnified Matters” shall mean any and all obligations, losses, claims, suits, demands, judgments, debt, liens, duties, investigations, proceedings, administrative, regulatory or judicial actions, liabilities, penalties, damages (including punitive damages and consequential damages), costs and expenses (including attorneys’, consultants’, and contractors’ fees) of any kind or nature whatsoever that may at any time (whether before, on, or after the date hereof) be incurred by, imposed on or asserted against Transferor or NYSTRS, directly or indirectly, based on, arising from, resulting from or related to, the Property, Property Owner or the Mortgage Loans, including, without limitation, based on, arising from, resulting from or related to the Mortgage Guaranties (or any other document executed in connection with the Mortgage Loans), the litigation described on Schedule A attached hereto, the Property Owner Operating Agreement or the Transferor Operating Agreement (as such Transferor Operating Agreement relates to the Property, the Property Owner or the Mortgage Loans).

8.             Settlement. IREC shall not effect a settlement of any Indemnified Matter without the prior written consent of NYSTRS, which consent shall not be unreasonably withheld or delayed; provided, however, that the prior written consent of NYSTRS shall not be required if all amounts payable in connection with such settlement shall be borne by IREC and otherwise any such settlement does not impose any civil obligation, duty or liability upon Transferor or NYSTRS, or impose any criminal liability or penalty upon Transferor or NYSTRS, or contain an admission of wrongdoing by Transferor or NYSTRS.

9.             NYSTRS Control. Notwithstanding anything to the contrary contained in the Transferor Operating Agreement, NYSTRS (and not the manager of Transferor if NYSTRS is not the manager of Transferor) shall have the sole and exclusive right, power and authority, unilaterally and in NYSTRS’ sole discretion, to take, or omit to take, any action on behalf of the Transferor in respect of the IREC Indemnity, including all matters relating to the enforcement of the same (such as retaining and directing counsel and determining when and how to enforce the

IREC Indemnity), the giving of any notice or demand in respect of the IREC Indemnity, the giving of any waiver in respect of the IREC Indemnity, and the making of any modification of this Agreement. Any such action purported to be taken by IREC shall be of no force or effect and shall not be binding on Transferor. Additionally, Transferor shall not agree to any amendment or modification of any of the Mortgage Guaranties without the consent of both IREC and NYSTRS, except that the consent of NYSTRS shall not be required for any amendment or modification that contains the full and final release of the Transferor from the Mortgage Guaranties or is entered into after the full and final release of the Transferor has been received from the Lender.

10.        Notices. Any notices or other communications required to be given under the terms of this Agreement shall be in writing and delivered in accordance with Section 9.12 of the Membership Transfer Agreement.

11.        Execution of Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument. Signatures provided by facsimile or electronically (“pdf”) shall be valid and binding.

12.        Governing Law. This Agreement shall be governed by the laws of the State of Illinois, without regard to principles of conflicts. The parties hereto consent to the personal jurisdiction of the Federal and the State Courts of the State of Illinois and agree that service of process may be made upon any party by certified mail, return receipt requested, to the respective address set forth in Section 9.12 of the Membership Transfer Agreement, or any other manner permitted by law. Each party agrees not to assert in any action brought in any such court that such action is brought in an inconvenient forum, or otherwise make any objection to venue or jurisdiction.

13.        Amendment. This Agreement may be amended at any time by the written agreement of the parties hereto. All amendments, changes, revisions and discharges of this Agreement, in whole or in part, and from time to time, shall be binding upon the parties despite any lack of legal consideration, so long as the same shall be in writing and executed by the parties hereto.

14.        No Admission and Complete Compromise. Nothing in this Agreement shall be construed as an admission of fault or liability by any party. The parties execute and agree to this Agreement, acknowledging its receipt and sufficiency as a complete compromise of matters involving issues of fact and law between them and fully assume the risk of any mistake of fact or law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of                      , 2010.

IREC:	INLAND REAL ESTATE CORPORATION, a Maryland corporation

By:
Name:
Title:

NYSTRS:

NEW YORK STATE TEACHERS’ RETIREMENT SYSTEM, a public pension fund created and existing pursuant to Article 11 of the Education Law of the State of New York and having the powers and privileges of a corporation pursuant to Section 502 thereof

By:
Name:
Title:

By:
Name:
Title:

TRANSFEROR:	IN RETAIL FUND, L.L.C., a Delaware limited liability company

	By:	IN Retail Manager, L.L.C., its manager
	By:	Inland Real Estate Corporation, a Maryland corporation, its manager

By:
Name:
Title:

Schedule A (to Release and Indemnity)

All actions, causes of action, claims or controversies whatsoever arising out of or relating to the proceedings presently in the United States District Court for the Northern District of Illinois, Eastern Division styled IN RETAIL FUND ALGONQUIN COMMONS, L.L.C., an Illinois Limited Liability Company, by its Manager, IN RETAIL FUND, L.L.C., a Delaware Limited Liability Company, by its Manager, IN RETAIL MANAGER, L.L.C., a Delaware Limited Liability Company, by its Manager, INLAND REAL ESTATE CORPORATION, a Maryland Corporation, Plaintiff, v. ABERCROMBIE & FITCH STORES, INC., an Ohio Corporation, Defendant; ABERCROMBIE & FITCH STORES, INC., an Ohio Corporation, Counter-Plaintiff, v. IN RETAIL FUND ALGONQUIN COMMONS, L.L.C., an Illinois Limited Liability Company, by its Manager, IN RETAIL FUND, L.L.C., a Delaware Limited Liability Company, by its Manager, IN RETAIL MANAGER, L.L.C., a Delaware Limited Liability Company, by its Manager, INLAND REAL ESTATE CORPORATION, a Maryland Corporation, Counter-Defendant; ABERCROMBIE & FITCH STORES, INC., an Ohio Corporation, Third-Party Plaintiff, v. ALGONQUIN COMMONS, L.L.C., an Illinois Limited Liability Company, Third-Party Defendant., Case No. 09-cv-05824, and such other state or federal courts or other venues to which such proceedings may be transferred, removed or remanded, including without limitation appellate proceedings, mediations, arbitrations or the like; and any other proceedings (including, without limitation, other third-party proceedings) which are, were or should be consolidated or which arise or may arise out of the same nucleus of operative facts.